Exhibit 99.2

                           Gregory FCA Communications
                           Moderator: Chris Wolfington
                                November 8, 2005
                                  5:00 p.m. EST

OPERATOR: Good afternoon, ladies and gentlemen. My name is Sherita and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Gregory FCA Communications Money Centers of America, third-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question-and-answer period. If you would like to ask a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. It is now my pleasure to turn the floor over to your host, Chris Wolfington.

Sir, you may begin your conference.

CHRIS WOLFINGTON, CHAIRMAN & CEO, MONEY CENTERS OF AMERICA: Good evening, everyone, thanks for joining us today. Let me start by reminding you this call is the property of Money Centers of America. Any redistribution, retransmission or rebroadcast of this call in any form, without the express written consent of Money Centers of America, is strictly prohibited. Furthermore, as this call is being Webcast live and will be made available for a period of time on Money Centers of America's Web site, this call contains time sensitive information that is accurate only as of the date of the live Webcast of this call - which is today, November 8, 2005.

All statements in this conference call that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Money Centers of America's beliefs, expectations, hopes or intentions regarding the future. It's important to note that these statements are subject to risks and uncertainties that could cause Money Centers of America's actual results to differ from those projected.

These risks and uncertainties are discussed in the company's periodic reports filed with the SEC. Money Centers of America expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein.

As the operator said, my name is Chris Wolfington, I am the Chairman and CEO of Money Centers of America. On behalf of our Board of Directors and our employees, I'd like to thank you for joining us for today's call. Since the merger of iGames Entertainment and Money Centers of America in January 2004, there's been a lot of changes within our business.

Though we are pleased with our overall progress, one thing for sure is that we have not done a good job communicating with our shareholders and the investment community as a whole. Though we stayed focused and we delivered on the fundamentals of the business, we recognize that it's not our only responsibility as management.

With that in mind, I welcome you to the first earnings conference call for Money Centers of America. This is the first of many steps we plan to take to make the business more transparent to our shareholders and potential investors, as we work towards better disclosure of our progress in the future.

I would like to start by giving you an overview of what we've accomplished in the last quarter, the year to date and where we're heading. Our core business of providing outsourced cash access services in the gaming industry continues to be the major source of our revenue and profits in 2005. It should continue to do so in 2006. We have also launched several new services in the last 18 to 24 months, such as our Credit Plus Service, our Cash Services Host Program and our
Transaction Management System that have begun to create new revenue and have helped differentiate our product offering in the marketplace.

The acquisition of Available Money that was completed in January 2004 has started to produce positive results for the company now that litigation related to that acquisition has ended favorably for the company and non-profitable contracts have either been renegotiated or terminated. Furthermore, our ATM conversion is nearly complete, which - combined with our new Transaction Management System processing platform - will lower our operating costs.


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The combined results in a short-term  reduction in quarterly revenue in exchange for sustainable, long-term profitability. As we have already disclosed, we have recently developed our new Transaction Management System, which is an enterprise payment software solution for the gaming industry. We have entered into an exclusive, gaming industry partnership with Mosaic Software to delivered customized gaming applications, utilizing Mosaic's Postilion payment-processing platform.

We met our September target for installing the backend infrastructure for utilizing the Transaction Management System for our internal processing needs. We anticipate that all point-of-sale transactions for our current contracts will be processed on our Transaction Management System processing platform by the second quarter of 2006.

The Postilion platform from Mosaic that our Transaction Management System runs on is recognized around the globe as the premier platform for in-house payment solutions; it is currently used in various industry sectors internationally, including financial services, banking, retail, telcomm and payment processing. In addition to our own use, we are now offering the Transaction Management System to our casino customers. This allows the gaming operator to leverage existing infrastructure, to internalize the delivery and operation of cash access services, retail merchant card processing, automated ticket redemption, Player's Club redemptions and other point-of-sale transactions.

Not one of our competitors can offer an equivalent product. We feel that the economics of our business are too compelling for gaming operators not to consider internalizing cash access operations in order to generate additional revenue and profits, especially when these operations are virtually identical to a gaming operator's core competencies.

Normally, taking these operations in-house would come at a cost. But due to the critical mass of transactions and the unique nature of the gaming business, we believe that gaming operators utilizing the Transaction Management System can anticipate internal rates of return in excess of 30 to 50 percent.

Though the recent hurricanes did not have any effect on our business, it did have a substantial negative impact for some of our prospective customers, making the timing perfect for some operators to consider creative methods for repricing lost revenue and profit, like the Transaction Management System .

Operationally, we include all our policies and procedures for every aspect of our business as part of the Transaction Management System package. This ensures that the operations aspect of an operator taking these services in-house is as solid and dependable as the Postilion processing platform itself. We have developed an internal rate of return modern to determine if taking cash access services in-house with our Transaction Management System makes economic sense for the gaming operator. By the operator providing transaction and commission data, we can quickly determine the economic benefit a gaming operator should anticipate.

Though we feel confident that the Transaction Management System will differentiate us from our competitors and create new sources of revenue for the company, there is no guarantee that the market will accept this new deployment strategy. Regardless of the market's acceptance, however, of this new strategy, our internal use of the Transaction Management System enables us to gain complete control of our transaction processing and reporting.

The Transaction Management System will drive our own ATM and point-of-sale and teller applications, and process all transactions through one central system - which will make for quicker customer interactions, which translates to greater revenue at less cost, all from our current book of business.

Once all of the properties have been converted to the Transaction Management System, our general operating procedures, field support and internal accounting processes will also be streamlined. The result of the annual cost savings should be anywhere from $500,000 to as much as $1.1 million annually.

Our other differentiating product offerings are creating current revenue for the company and gaining market acceptance. Our Cash Services Host program, which was introduced in the Syquan Casino in California, is now installed in two-thirds of our full-service contracts. This revenue-generating service is uniquely aimed at capitalizing on the need for new, profitable guest amenities at the casino.


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Where most guest  amenities  increase  expenses  to the  gaming  operator,  this service helps the casino operator to generate more revenue by allowing customers to facilitate cash access transactions from the slot machine or the gaming table. Our hosts, which are employed by Money Centers of America, are available to bring the transaction to the guest, which is viewed as a valuable customer amenity, while driving more money to the gaming floor for the casino operator.

Our other successful, unique product offering is CreditPlus. One of the most critical customer amenities in casino operations is the availability of credit. Traditional markets such as Las Vegas and Atlantic City rely on credit issuance for up to 40 percent of their revenues. These markets issue credit internally and rely on specialized credit reporting in their risk management decisions.

Significant capital investment in technology is required for these transactions to be executed efficiently. However, within the $16 billion Indian gaming market there are virtually no credit services available. Approximately 26 of 29 states that have approved Indian gaming do not allow these tribal operations or their respective casinos to issue credit.

The lack of credit play is also due to the lack of a third-party credit issuer that is capable of facilitating and managing the transactions. Our CreditPlus platform allows Indian casinos or smaller traditional market casinos to issue credit to players providing these operators with a guest amenity that is already widely accepted in traditional jurisdictions.

Our ability to convert this market opportunity into revenue is largely dependent on the success of our sales efforts in educating casinos in the Indian gaming market regarding the advantages of credit, our CreditPlus product, and its compliance with the regulatory requirements.

From a revenue perspective CreditPlus is up 29 percent from last quarter. We are very happy with the progress from CreditPlus. The better news is this market is still virtually untapped.

Organic growth of our business through sales by internal sales people is usually the most efficient and profitable growth strategy in the cash services business. Much of our historical growth has occurred in this manner. We realize that recognizing industry trends is no assurance of success.

Accordingly, we have also complimented our internal sales strategy by creating relationships with independent sales organizations that have established relationships with gaming operators nationwide. Although our sales commissions will be higher at gaming establishments entered through this sales channel, we will not be burdened with the upfront salary, travel and entertainment costs associated with the traditional internal sales approach.

We continue to view strategic acquisitions as part of our business plan to obtain the critical mass we believe is necessary to compete effectively in our industry.

Now we would like to discuss the financial results for the quarter. I would like to introduce to you our Chief Financial Officer, Jay Walsh. Before joining us, Jay was a Certified Public Accountant; he remains a Certified Public Accountant. He has worked with our accounting firm since Money Centers of America was incorporated in 1997 and has worked on our account ever since. This is why he was a natural selection to join our management team.

With that in mind, I will turn the call over to Jay.

JAY WALSH, CHIEF FINANCIAL OFFICER, MONEY CENTERS OF AMERICA:  Thank you, Chris.

Hello, everyone. I'll get right into the specifics of the quarter. Our revenue decreased five percent to $4.5 million from $4.7 million for the period ended September 30, 2004, for the three months. Although revenue did decrease five percent our gross profit increased 46 percent to $1,062,308. That's up from $726,898 in the third quarter of last year. We expect to see continued marginal revenue decrease but increased gross profit and this is intentional.


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The revenue decrease was generated  through the company's  decision to terminate unprofitable contracts acquired in the company's Available Money acquisition. The company also reduced selling, general and administrative expenses by 24 percent or $133,000 in the third quarter of 2004. Specifically, Mr. Wolfington agreed to forego his guaranteed bonus with his employment agreement.

The company's net income for the third quarter was $14,889, that's an increase of nearly $800,000 from the loss of $783,000 in the third quarter of last year.

For the nine months ended September 30, 2005, total revenues increased 33 percent from $11,538,000 to $15,348,000. The company's gross profit again increased 63 percent to $3,014,415 from only $1,841,474. Again, the company's SG&A expenses were down 10 percent in the nine-month period, $186,000. Again, this was partly due to Mr. Wolfington for the year foregoing his guaranteed bonus.

The company's net loss for the nine months ended September 30, 2005 was $680,190, a decrease of $7,360,000. So last year's nine-month loss was $8,040,389 and nine months this year we've only lost $680,000 and that all happened in the first quarter of this year. As you know, the second quarter and third quarter have been profitable.

Our current cost of capital remains high as we've been diverted from our efforts to recapitalize our balance sheet due to ongoing litigation and our focused efforts to deploy the Transaction Management System on schedule. Now that both of these goals have been accomplished management considers recapitalization of our balance sheet a major priority for the company.

The success of the recapitalization will reduce interest rates we pay on our lines of credit which will lower our expenses and contribute to our future profitability. Mercantile Capital has been a strong finance partner. However, the ability to continue our growth is largely dependent on our ability to identify and secure capital at reasonable rates.

Management has been successful in obtaining board approval to retire high interest debt which should result in higher earnings per share for our shareholders.

Now I'd like to talk a little bit about what we expect our fourth quarter to be. We expect the company again to continue to have marginal declining revenues. This is in part because we have decided to either renegotiate or get rid of contracts that we picked up from Available Money that were not profitable. And we expect the revenue to decrease but as you can see from our operating results, our gross profit has increased tremendously and we also expect in the fourth quarter to report a net loss but be close to operationally profitable.

The only reason we'll have a net loss is we will have two large, one-time, non-cash items. One is the expensing of some non-cash option issued to our CEO that will approximately be about $1.5 million. Again, that's a non-cash expense that we have to write off. And in addition, as we renegotiate with Available Money contracts we will probably lose some and if we do we will have to write off the intangible contract rights on our balance sheet.

I expect the revenue to be around $4.2 million for the fourth quarter. That will be down from $4.5 million last year but I expect to have the same operating profit or very close to as we had in the third quarter.

SG&A will be slightly up in the fourth quarter due to our annual audit fees and the expectation of some normalized bad debt. We had a tremendous second and third quarter in collecting bad debts from the company. Although I feel that we can maintain this, I have to go back to the historical trends of the company for my projection.

The fourth quarter will be the first full quarter we do not have two major lawsuits and we expect legal fees to be $45,000 as opposed to in excess of $200,000 a quarter.

With that I'd like to turn the call over to questions and answers.

OPERATOR: At this time I would like to remind everyone if you would like to ask a question press star, then the number one, on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.


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Our first question is coming from Elizabeth Austin.

ELIZABETH AUSTIN, PRIVATE INVESTOR: Hi, Chris and I'm sorry, I can't remember the other gentleman's name.

JAY WALSH:  Jay Walsh.

ELIZABETH AUSTIN: Hi. Quick question, is there any time where we can expect - I'm a shareholder - that the shares will be exponentially higher, the per share getting out of the 40 cents, 45-65 cents and transcend over to - when could we expect that is that after all the lawsuits are settled and the profitability continues? What is your range of - for that?

CHRIS WOLFINGTON: Here is my, you know, obviously the market is supposed to be efficient. If the market's efficient now that the lawsuits have been settled and they're - by the way, this is Chris answering the question.

ELIZABETH AUSTIN: OK.

CHRIS WOLFINGTON: The lawsuits have been settled. A lot of the noise relating to the past histories of the business in the last year have settled down. And also a clearer indication of the valuations that companies in our sector get typically at the two to three times revenue, just by looking at some of our peers, you know, our expectation is that - and has always been the case - if we deliver on the fundamentals of the business our shareholders will see the opportunity for the stock price to rise. And also as we start to attract attention to our business by delivering on those fundamentals that more people will be aware of Money Centers of America and, you know, for lack of a better term the arbitrage and that our valuation is substantially lower than our peers even though in some cases we're producing better results.

You know, I should really ask the question back to you Elizabeth, if you - if you look at our - if you look at our peer companies, you know, our businesses made tremendous strides. And, you know, as our businesses management is really just to deliver increased revenues, increased profitability, and do it in a sustainable fashion, and not just so you see a short-term spike or growth in the stock price, but something that you can see growing steadily over the next several quarters.

ELIZABETH AUSTIN: Oh, absolutely. And that's the reason, because I do see that you guys are making great strides, and so I'm just curious. I watch it, and I'm interested in it. I think it's a good model. And so I was curious.

CHRIS WOLFINGTON: And so you know, Elizabeth, nobody has a more vested interest in our stock price going up than your CEO.

ELIZABETH AUSTIN: Of course. I hope so. Thank you very much.

CHRIS WOLFINGTON: Thank you.

ELIZABETH AUSTIN: Bye.

OPERATOR: As a reminder, if you would like to ask a question, that's star one on your telephone keypad at this time.

Our next question is coming from Bruce Rutland.

BRUCE RUTLAND, PRIVATE INVESTOR: Hey Chris, can you hear me OK?

CHRIS WOLFINGTON: Yes, I can, Bruce.

BRUCE RUTLAND: Thank you so much Chris. Chris, I've been all the way - I'm one of the stockholders, make a long story short, all the way back with iGames under Jeremy Stein, long time. And I've accumulated, you know, a few thousand shares - I'll just put it in those terms.


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What I'm more  concerned  about is why - I've been  dealing  with the gaming for nearly 15 to 20 years - the interest in the Company that I saw, of course, it's changed from a table game now to what you're trying to do is the modular business. Seems like gaming is going more modular.

And in saying that to TMS, are there any current contracts that you're at least in negotiation with to install that software modularly, and, you know - I'd like for you to tell me Harrah's - but I know Global Cash Access is eating up everybody, signing contracts left and right. And I know they're the 800-pound gorilla in this business. Is there anybody that you're sort of negotiating with, or at least in talks to currently?

CHRIS WOLFINGTON: Well, I'll answer the question in two parts. One, to answer your question very directly, we have just installed the backend infrastructure for the Transaction Management System for our own use in September, and we met that deadline that we established for ourselves. It's our marketing plan is intended to take off with the Transaction Management System in the first quarter of 2006.

We are having some preliminary dialogs with gaming operators that either (A), I've had relationships with, or (B), contracts are up so the timing is right to talk to them, even though our marketing plan for the system has not started yet. For the most part it's our competitor's 800-pound gorilla status, to use your term, that makes us so well positioned for this product to be successful.

The reality is, it is very difficult for a CFO of a large gaming operator to turn away from a 30 to 50 percent internal rate of return by internalizing a system, or a service rather, that is very similar to operations they've internalized in the past. The best analogy that I can give you is in the past, whether you know this or not, slot machines used to be sold on a revenue shared basis. Other words, the IGTs of the world would go in and put a slot machine on the casino floor at no cost to the casino, but they would split the revenue with the gaming operator. At some point the gaming operator realized it was better off them putting out the capital to buy the slot and keep all of the revenue.

Well, I can tell you in certain cases where there is a critical - when there is enough critical mass for the operator, that exact dynamic exists here. And where we are in the position, because we have exclusivity with Mosaic Software in the gaming industry, we can offer a cost-efficient method for the gaming operator to internalize the transactions. Where not only do we get intellectual property revenue, maintenance and installation revenue, but we also get reoccurring maintenance and transactional fees going forward.

The reason our 800-pound gorilla competitor is not going to be able to compete with us in this sector is because their system is too large to sell to the operator economically on an internalized basis. And so we want to be very careful and methodical on rolling this out with this marketing plan, and though we're taking advantage of those opportunities that are available to us right now, we are really looking to do it on a more formalized basis rolling out this product starting in the first quarter in 2006.

Does that - does that answer your question Bruce?

BRUCE RUTLAND: Yeah, it does Chris, and it was very clear. And what I've - I won't get into a long thing here, but I was really interested in, and being - but once again, sort of very thorough on the gaming, is what you sort of remind me, of aggressive gaming of course is now a modular and internalized all-systems business, that type of thing. That's currently what's going on. I foresee that. I bought shares in your Company looking at that.

While the business model is very appealing to me, and this may be for Jay, Chris, what I'm sort of concerned about is I know you own a substantial amount of shares of I think the float's somewhere around three or four million, it's a guesstimate. I know you hold a lot, but I do see you all are going to sell up to seven million shares and probably increase the float. Whether that's for institutional reasons or for other large institutions or banks to buy into your
- to your business, and I think that might reduce you somewhere to probably 60-something percent. You may want to correct me on some of these.

CHRIS WOLFINGTON: I'll answer your question two ways. The first, the modular one...


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BRUCE  RUTLAND:  For my - I don't  have a concern  Chris as so much on the seven million - I'm sorry to interrupt you - as I do the seven million. I see that you're selling those and some family members, and you all - you all made that publicly plain. And I certainly don't mind you holding a large majority over 50 percent. But I was just wondering where we're sort of going with that, if you could tell me?

CHRIS WOLFINGTON: OK. I'll answer that one first then. I have no intention of selling any shares. And just in case no one heard that, I have no intention of selling any shares. The SB-2 registration that you're referring to has some of my family members names on it.

BRUCE RUTLAND: Right.

CHRIS WOLFINGTON: Some of them being my dad and my uncle, and other people that provided needed capital to the Company in the last 12 months. And as, you know, as part of the negotiations with that capital, we were to register the shares at the last SB-2. So, the SB-2, so you know, was only - was only filed because we had certain obligations to register shares back in the iGames' days.

BRUCE RUTLAND: OK. The 3.1 million under your name then, correct?

CHRIS WOLFINGTON: No. I have no - I did not register those shares. The only shares that are of mine that are going to be registered are in some trusts and those that are options under the Company stock option plan, which are done through an S-8. There are no shares in my name that are going to be registered for sale.

BRUCE RUTLAND: Yeah, you might want to look again Chris, and you or Jay correct me. And I may be looking at this wrong. And I won't get into a long thing here. I know we need to move along. But on that ...

UNKNOWN MALE #1: You just get three questions.

BRUCE RUTLAND: ... SB-2 you're talking about, that's what I looked at. There's about 3,108,000 under your name for a total of a little over seven million including everybody that's been registered to sell, and gives a complete understanding of what you all may do being from sell to a broker or sell short. So, I'm just asking that. That's what I'm looking at on Yahoo!, if you want me to be example. I'm just - that's the reason I'm asking you the question about it.

CHRIS WOLFINGTON: I'll be - I'll be - let me answer very, very clear. I have no plans on selling any of my shares that are in my name, or any of the shares that are held in the trust for my children. There is, you know, I believe the stock price of our Company is substantially undervalued. And I would never sell in the standpoint where I look at my peers and, you know, I'm looking to grow this business, and to grow the shareholder value for you, and the shareholder value for me. So, I hope that answers your question.

There is no transaction that's being contemplated that's going to increase the float, dilute the shareholders as of right now, where my shares are being sold to somebody else. There is no plans on the table right now in anything that I'm aware of relating to that, and I would be the first one to know.

OPERATOR: Thank you. As a final reminder, if you would like to ask a question at this time, press star one on your telephone keypad.

CHRIS WOLFINGTON: I would like, if I can, Bruce, answer the second part of your question about the modular part of our business. Our Transaction Management System is going to capitalize on the industry trend towards ticket redemption and players' club redemptions off of point-of-sale terminals. One of the - so you're right, and that's interesting that you read into that, because we haven't done much information on that in terms of disclosing that to, you know, our customers in the marketplace.

The Transaction Management System fundamentally handles any point-of-sale transaction, not necessarily one those that are affiliated with dispensing or withdrawing of cash. So, an operator who doesn't want to take what the market is offering and would like to build their own redemption capabilities in players club point redemption, can do that off our Transaction Management System.


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OPERATOR: Gentlemen, there appear to be no further questions.

CHRIS WOLFINGTON: Well, I'd like to thank everyone, once again, for joining us. It was exciting to have our first conference call for our earnings and as I stated, earlier in the call, we look forward to making ourselves more available to our shareholders, so feel free to call us at our corporate headquarters, at any time, if you have a question and also, we look forward to, as I mentioned earlier, making ourselves more transparent and doing a better job of disclosing our progress, as we move forward. Have a great day and thank you for being part of Money Centers of America.

OPERATOR: Thank you. This does conclude today's Gregory SBA Communications conference call. You may now disconnect.


END


























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